Exhibit 10.16

DAVITA DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2015

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DAVITA DEFERRED COMPENSATION PLAN

DaVita HealthCare Partners Inc., a Delaware corporation (the “Company”), hereby establishes the DaVita Deferred Compensation Plan (the “Plan”), effective January 1, 2015, (the “Effective Date”), for the purpose of providing a select group of management or highly compensated employees of the Company the opportunity to defer the receipt of Compensation otherwise payable to such employees in accordance with the terms of the Plan.  The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

This Plan is considered a complete restatement of the DaVita Voluntary Deferral Plan and will apply to deferrals for 2015 and future years.  Deferrals for 2014 and prior years shall be governed by the DaVita Voluntary Deferral Plan in effect on December 31, 2014.

ARTICLE I
DEFINITIONS

1.1“Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4 and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and earnings on such amounts shall be credited, and from which all amounts distributed under the Plan shall be debited.

1.2“Annual Incentive” means a Participant’s annual bonus payment, if any, that is earned in the same Plan Year as the Participant’s Base Salary but is payable (if not deferred under this Plan) in the following Plan Year.

1.3“Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established under Code Section 125 or Code Section 401(k).

1.4“Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5“Board” shall mean the Board of Directors of the Company.

1.6“Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.7“Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 9.

1.8“Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.9“Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.

1.10“Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.  For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration.  A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.11“Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.12“Eligible Executive” shall mean a highly compensated or management level employee of an Employer selected by the Committee to be eligible to participate in the Plan.

1.13“Employer(s)” shall be defined as follows:

(a)Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a participating Employer.

(b)For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(1)The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred under this Plan arises; and

(2)All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

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1.14“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.15“Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B))) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.  No Financial Hardship shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant’s other assets to the extent that this liquidation would not itself cause severe financial hardship.  The Committee shall determine whether the circumstances of the Participant constitute a Financial Hardship.

1.16“Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.3 of the Plan.

1.17“Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 5.5 to a Participant (including terminated Participants with Account balances) who has suffered a Financial Hardship.

1.18“Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee.

1.19“Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article 2.

1.20“Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts.  Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

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1.21“Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence, which shall be a date in January of the Plan Year following the Plan Year in which occurs the event triggering the distribution or, in the case of a Scheduled In-Service Distribution, in January of the Plan Year indicated by the Participant for the elected Scheduled In-Service Distribution.  Notwithstanding the foregoing:

(a)The Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.

(b)The Payment Date for a Scheduled In-Service Distribution may not be earlier than two years after the Plan Year to which the deferral election applies.

(c)To the extent required under Code Section 409A, any amount that otherwise would be payable to a Participant who is a “specified employee” of the Company, as determined by the Company in accordance with Code Section 409A, during the six-month period following such Participant’s Separation from Service, shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Participant).  The amount that otherwise would be payable to such Participant during such period of suspension, together with interest on such suspended amount credited pursuant to the rules of the Plan, shall be paid in a single payment within 30 days following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following the death of the Participant during such six-month period, provided that the death of the Participant during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Participant’s death.

1.22“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.23“Plan Year” shall mean the calendar year.

1.24“Separation from Service” shall mean a Separation from Services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).  For a Participant who provides services to an Employer as an employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

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If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

1.25“Scheduled In-Service Distribution” shall mean a scheduled in-service distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including earnings thereon, which distribution shall be made provided that the Participant has not experienced a Separation from Service, as provided under Section 5.4.

1.26“Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Employer (including approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Employer, and counting each anniversary thereof.  A partial year of employment shall not be treated as a Year of Service.

ARTICLE II
PARTICIPATION

2.1Enrollment Requirements; Commencement of Participation

(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.

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ARTICLE III
DEFERRAL ELECTIONS

3.1Elections to Defer Compensation. Elections to defer Compensation shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(1)50% of Base Salary; and

(2)100% of Annual Incentives.

3.2Timing of Deferral Elections; Effect of Participant Election(s).

(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such Compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(c) below.

(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(c) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(c) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

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(c)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation.  In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)Duration of Compensation Deferral Election. A deferral election made for any Plan Year shall be applicable only for that Plan Year; provided, however, that the Committee may permit a Participant to elect, pursuant to procedures established by the Committee, to have his or her deferral election continue in effect for future Plan Years, until terminated or changed by the Participant prior to the beginning of a Plan Year.

3.3Investment Elections.

(a)Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section.  If a Participant fails to make an election among the Funds as described in this Section, the Participant’s Account balance shall automatically be allocated into the default Fund selected by the Committee.  A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee.  Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

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(b)Investment Funds. The Committee, in its sole discretion, may select each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds.  The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article IV.  The Participant’s choice among investments shall be solely for purposes of calculation of the Interest Rate on Accounts.  The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.4Distribution Elections.

(a)Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms.

(b)Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section.   Except as permitted under Code Section 409A, no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment shall be permitted only if all of the following requirements are met:

(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)except for payments to be made upon Disability, death or Financial Hardship, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)in the case of payments made according to a Scheduled In-Service Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

Only one subsequent election to modify any initial distribution election for any Plan Year’s deferrals (either a Scheduled In-Service Distribution, or any other distribution election) is permitted for any Participant and Participants may make a subsequent election only while employed by the Employer.  A Beneficiary of a deceased Participant is not permitted to make a subsequent election under this Section.  For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A.  Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

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ARTICLE IV
ACCOUNTS

4.1Deferral Accounts. The Committee shall establish and maintain such Deferral Accounts as are necessary for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.3.  A Participant’s Deferral Account shall be credited as follows:

(a)As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.3; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b)Each business day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b); and

(c)In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled In-Service Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled In-Service Distribution.

4.2Trust. The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.3Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

4.4Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account(s).

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ARTICLE V
DISTRIBUTIONS

5.1Distributions Upon Separation from Service.

(a)Timing and Form of Distributions Upon Separation from Service. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Deferral Accounts shall be paid or commence to be paid to the Participant in the form of cash or other property on the Payment Date following the Participant’s Separation from Service, in one lump sum payment unless the Participant has made a distribution election on a timely basis to receive substantially equal annual installments over a period of up to twenty (20) years; provided, however, that if distributions to the Participant have commenced as of the Participant’s Separation from Service pursuant to a Scheduled In-Service Distribution election, then those Scheduled In-Service Distributions shall continue in effect.

(b)Small Benefit Exception. Notwithstanding any distribution election to the contrary, if on commencement of benefits payable from an Account by reason of a Participant’s Separation from Service, the Distributable Amount from such Account is less than or equal to $20,000, the total Distributable Amount from such Account shall be paid in one lump sum payment of cash or other property on the scheduled Payment Date.

5.2Disability Distributions. Except as otherwise provided herein, in the event of a Participant’s Disability prior to Separation from Service, the Distributable Amount credited to the Participant’s Deferral Accounts and Company Contribution Account shall be paid to the Participant in one lump sum payment of cash or other property on the Payment Date following the Participant’s Disability.

5.3Death Benefits.

(a)Prior to Commencement of Benefits. In the event that the Participant dies prior to commencement of a benefit described in this Article VI, the Participant’s Beneficiary shall receive a death benefit equal to the Distributable Amount credited to the Participant’s Deferral Accounts in one lump sum payment of cash or property on the Payment Date following the Participant’s death.

(b)After Commencement of Benefits. In the event that the Participant dies after commencement of a benefit described in this Article VI, such Participant’s remaining benefits shall be paid to the Participant’s Beneficiary in one lump sum payment of cash or property on the Payment Date following the Participant’s death.

5.4Scheduled In-Service Distributions.

(a)Scheduled In-Service Distribution Election. Participants who have not had a Separation from Service from the Employer shall be entitled to elect to receive a Scheduled In-Service Distribution from a Deferral Account.  If a Participant has a Separation from Service with the Employer prior to commencement of payment of the Scheduled In-Service Distribution,

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distribution will not be made pursuant to this subsection (a) but will instead be made pursuant to Section 5.1(a) above.  In the case of a Participant who has elected to receive a Scheduled In-Service Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled In-Service Distribution election.  The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled In-Service Distribution and such date shall be indicated on the Participant Election.  The Participant may elect to receive the Scheduled In-Service Distribution in a single lump sum or in substantially equal annual installments over a period of up to twenty (20) years.  A Participant may delay and change the form of a Scheduled In-Service Distribution, provided such extension complies with the requirements of Section 3.4.

(b)Small Benefit Exception. Notwithstanding any Scheduled In-Service Distribution election to the contrary, if on commencement of a Scheduled In-Service Distribution, the balance of such Scheduled In-Service Distribution is less than or equal to $20,000, the Scheduled In-Service Distribution amount from such Account shall be paid in one lump sum payment of cash or other property on the Scheduled In-Service Distribution date.

(c)Relationship to Other Benefits. In the event that distribution of a Participant’s Account is triggered under Section 5.1, 5.2, or 5.3 prior to commencement of a Scheduled In-Service Distribution, the amounts subject to such Scheduled In-Service Distribution shall not be distributed under this Section 5.4, but rather shall be distributed in accordance with the other applicable Section of this Article V.

5.5Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(a)The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)Upon a finding that the Participant has suffered a Financial Hardship under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship.  The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.

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5.6Acceleration of Distributions Following a Change of Control. Notwithstanding any other provision of this Plan, upon the occurrence of a Change of Control of the Company, all Accounts under this Plan will be distributed in one lump sum payment of cash or property on the first day of the month following fifteen (15) months after the Change of Control; provided, however, that a Participant may make a subsequent election under Section 3.4(b) to delay such distribution within 90 days after the Change of Control.  For purposes of this Section, “Change of Control” means

(a)any transactions or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(b)any merger or consolidation or reorganization in which the Company does not survive, or

(c)any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or

(d)(iv) any transaction in which more than 50% of the Company’s assets are sold;

provided, however, that no transaction contemplated by clauses (a) though (d) above shall constitute a Change of Control if both (i) the person acting as the Chief Executive Officer of the Company for six months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the board of directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the board for not less than one year following the transaction and (ii) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

Notwithstanding the above, no transaction shall be considered a Change of Control under this Plan unless such transaction constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Code Section 409A.

5.7Form of Distribution. Generally, distributions from the Plan shall be made in the form of cash, unless the Committee determines that such distributions shall be made in property.

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ARTICLE VI
BENEFICIARY DESIGNATIONS AND OTHER PAYEES

6.1Beneficiaries.

(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  No consent of the Participant’s spouse or any other person is required for the Participant to name a Beneficiary.  The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary, as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Participant’s estate shall be deemed to be the Beneficiary and the Committee shall direct the distribution of such benefits to the Participant’s estate.

6.2Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.3Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VII
LEAVE OF ABSENCE

7.1Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

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7.2Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

ARTICLE VIII
ADMINISTRATION

8.1Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

8.2Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including

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any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

8.3Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

ARTICLE IX
MISCELLANEOUS

9.1Termination of Plan. The Company may terminate the Plan at any time.  In the event of a Plan termination, no new deferral elections shall be permitted.  However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent necessary to comply with Code Section 409A, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV.  In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan.  Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with Code Section 409A.

9.2Amendment. The Company may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.

9.3Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

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9.4Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

9.5Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan.  To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

9.6Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent.

9.7Effect of Payment.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.

9.8Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A.  If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

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9.9Domestic Relations Orders.  Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

9.10Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

9.11No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

9.12Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.13Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

9.14Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.15Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.16Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has approved the adoption of this Plan on behalf of the Company.

DAVITA HEALTHCARE PARTNERS INC.

By:	/s/ Cynthia Baxter
Title:	VP, of Compensation and Benefits
Date:	11/26/14

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